CREDIT AGREEMENT

DATED AS OF DECEMBER 18, 2008

BY AND AMONG

NATIONAL AUTOMATION SERVICES, INC.,
INTECON, INC., AND
INTUITIVE SYSTEM SOLUTIONS, INC.

AS BORROWERS,

NATIONAL AUTOMATION SERVICES, INC.,
INTECON, INC.,
INTUITIVE SYSTEM SOLUTIONS, INC.

AND

ROBERT CHANCE

AS GUARANTORS

AND

TRAFALGAR CAPITAL SPECIALIZED INVESTMENT FUND, FIS

AS LENDER

CREDIT AGREEMENT

          This CREDIT AGREEMENT dated as of December [ ], 2008 (this “Agreement”), is executed by and among NATIONAL AUTOMATION SERVICES, INC.,a Nevada corporation (“NAS”), Intecon, Inc., a Arizona corporation (“Intecon”), Intuitive Systems Solutions, Inc. (“Intuitive”) (each individually a “Borrower” and collectively, the “Borrowers”), ROBERT CHANCE, an individual (a “Guarantor”; together with the Borrowers, the “Credit Parties” and the “Guarantors”) and TRAFALGAR CAPITAL SPECIALIZED INVESTMENT FUND, FIS (“Lender”).

          WHEREAS, Borrowers have requested that Lender extend a revolving credit facility to Borrowers of up to Five Million Dollars ($5,000,000) in the aggregate to provide (a) working capital financing for Borrowers, (b) repayment for the Debenture Documents which will supersede any prior repayment terms under the Debenture Documents and govern all Obligations (c) funds for other general corporate purposes of Borrowers and (d) funds for other purposes permitted hereunder; and for these purposes, Lender is willing to make certain loans and extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and;

          WHEREAS, Borrowers have agreed to secure all of their obligations under the Loan Documents by granting to Lender a first priority security interest in and lien upon all of their existing and after-acquired personal and real property; and

          WHEREAS, Robert Chance and each Borrower are willing to guarantee all of the obligations of Borrowers to Lender under the Loan Documents; and

          WHEREAS, NAS is willing to guarantee all of the obligations of Borrowers to Lender under the Loan Documents secure such obligation to guarantee the obligations of Borrowers by pledging to Lender all the capital stock of Borrowers and NAS’s now owned and future acquired subsidiaries to be held in escrow in addition to the collatecal under the Loan Documents; and

          WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 1 below;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. DEFINITIONS.

          1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Account” shall mean, individually, and “Accounts” shall mean, collectively, any and all accounts (as such term is defined in the UCC) of Borrower.

“Account Debtor” shall mean any Person who is obligated to either Borrower under an Account.

“Affiliate” (a) of the Lender shall mean (i) any entity which, directly or indirectly, controls or is controlled by or is under common control with the Lender, and (ii) any entity administered or managed by the Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans; and (b) of a Borrowers shall mean any entity which, directly or indirectly, controls or is controlled by or is under common control with such Borrower. With respect to an Affiliate of the Lender or a Borrower, an entity shall be deemed to be “controlled by” another entity if such other entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such entity whether by contract, ownership of voting securities, membership interests or otherwise.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Borrowing Base Amount” shall mean an amount, expressed in Dollars, equal to eighty percent (80%) of the amount of the Eligible Accounts.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Florida.

“Capital Expenditures” shall mean expenditures (including Capital Lease obligations which should be capitalized under GAAP) for the acquisition of fixed assets which are required to be capitalized under GAAP.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such Statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the balance sheets of the Borrowers prepared in accordance with GAAP.

“Change in Control” shall have the meaning set forth in Section 11.10 hereof.

“Closing Date” shall mean the date upon which the Revolving Loan is initially funded.

“Collateral” shall mean, collectively and whether now or hereafter arising, all assets which secure the Loans, including without limitation the assets with respect to which the Borrowers hereby grant to Lender a Lien under the terms of this Agreement and each of the other Loan Documents and Debenture Documents.

“Compliance Certificate” shall mean the covenant compliance certificate contemplated by Section 9.11 hereof, the form of which is attached hereto as Exhibit A.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of Borrowers and all such obligations and liabilities of Borrowers incurred pursuant to any agreement, undertaking or arrangement by which the Borrowers either: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Debenture Documents” shall mean (i) that certain Securities Purchase Agreement dated as of March 26, 2008 between Lender and NAS and the Secured Redeemable Debenture issued by NAS to Secured Party in connection therewith and (ii) that certain Securities Purchase Agreement dated as of July 21, 2008 between Lender and NAS and the Secured Redeemable Debenture issued by NAS to Secured Party in connection therewith, and in each case, all other documents and instruments executed in connection with such documents.

“Default Rate” shall mean a per annum rate of interest equal to the Interest Rate plus 6% per annum.

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrowers’financial statements and determined in accordance with GAAP.

“Dollars” or “$” means lawful currency of the United States of America.

“EBIDTA” shall mean, for any period, the sum of the following: (a) Net Income (excluding extraordinary and unusual items and income or loss attributable to a minority equity position in any affiliated corporation or Subsidiary) for such period, plus (b) interest expense, plus (c) income and franchise taxes payable or accrued, plus (d) Depreciation for such period, plus (e) all other non-cash charges, [plus (f) management fees, plus (g) costs, fees and expenses incurred in connection with, or otherwise associated with, the closing of the transaction contemplated by this Agreement], minus [(h)] that portion of Net Income arising out of the sale of assets outside of the ordinary course of business (to the extent not previously excluded under clause (a) of this definition), in each case to the extent included in determining Net Income for such period.

“Eligible Accounts” shall mean those Accounts of Borrowers or any Subsidiary which is a party to a Security Agreement and which:

               (a) are genuine in all respects and have arisen in the ordinary course of business from the sale of goods or performance of services by Borrowers, which delivery of goods has occurred or performance of services have been fully performed;

               (b) are evidenced by an invoice delivered to the Account Debtor thereunder, are due and payable within 30 days after the date of the invoice, and are not more than 120 days outstanding past the invoice date;

               (c) do not arise from a “sale on approval”, “sale or return”, “consignment”, “guaranteed sale” or “bill and hold”, or are subject to any other repurchase or return agreement;

               (d) have not arisen in connection with a sale to an Account Debtor who is not a resident or citizen of and is located within the United States of America except where backed by a letter of credit issued or confirmed by either (i) a bank which is organized under the laws of the United States of America or a state thereof and which has capital, surplus and undivided profits in excess of $500,000,000, or (ii) an office located in the United States of America of a foreign bank, which bank has been approved in advance by the Lender in its sole discretion and which letter of credit has been delivered to the Lender as Collateral;

               (e) are not due from an Account Debtor which is a Subsidiary or a director, officer, employee, agent, parent or Affiliate of any Borrowers or any Subsidiary;

               (f) do not arise out of contracts with the United States or any department, agency or instrumentality thereof, or any state, county, city or other governmental body, or any department, agency or instrumentality thereof, unless the applicable Borrower (or applicable Subsidiary of such Borrower) has assigned its right to payment of such Account to Lender pursuant to the Federal Assignment of Claims Act of 1940 (or analogous statute), and evidence (satisfactory to Lender) of such assignment has been delivered to Lender;

               (g) do not arise in connection with a sale to an Account Debtor who is located within a state which requires the applicable Borrower (or applicable Subsidiary), as a precondition to commencing or maintaining an action in the courts of that state, either to (i) receive a certificate of authority to do business and be in good standing in such state or (ii) file a notice of business activities or similar report with such state’s taxing authority, unless (A) such Borrower (or applicable Subsidiary) has taken one of the actions described in clauses (i) or (ii), (B) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by such Borrower (or the applicable Subsidiary) at its election or (C) the applicable Borrower (or applicable Subsidiary) has proven to the satisfaction of Lender that it is exempt from any such requirements under such state’s laws;

               (h) do not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment to the Lender of the Account arising with respect thereto and are not unassignable to the Lender for any other reason;

               (i) are the valid, legally enforceable and unconditional obligation of the Account Debtor, are not the subject of any setoff, counterclaim, credit, allowance or adjustment by the Account Debtor, or of any claim by the Account Debtor denying liability thereunder in whole or in part, and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the Goods or services which are the subject of such Account;

               (j) are subject to a perfected, first priority Lien in favor of the Lender and not subject to any Lien whatsoever, other than the Lien of the Lender;

               (k) to Borrowers’ knowledge, no proceedings or actions are pending or threatened against the Account Debtor which might result in any material adverse change in its financial condition or in its ability to pay any Account in full;

               (l) if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Lender or, in the case of electronic chattel paper, shall be in the control of the Lender, in each case in a manner satisfactory to the Lender; and

               (m) to Borrowers’ knowledge, there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto, nor has the Account Debtor suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they come due, and/or no condition or event has occurred having a Material Adverse Effect on the Account Debtor which would require the Accounts of such Account Debtor to be deemed uncollectible in accordance with GAAP.

An Account which is an Eligible Account shall cease to be an Eligible Account whenever it ceases to meet any one of the foregoing requirements.

If invoices representing 20% or more of the unpaid net amount of all Accounts from any one Account Debtor fail to qualify as Eligible Accounts, including because such Accounts are unpaid more than 120 days after the due date of such invoices, then all Accounts relating to such Account Debtor shall cease to be Eligible Accounts. If Accounts owed by a single Account Debtor exceed 20% of Eligible Accounts, then all Accounts relating to such Account Debtor in excess of such amount shall cease to be Eligible Accounts.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrowers described from time to time in the financial statements of the Borrowers and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by any Borrower or to which any Borrower is a party or may have any liability or by which any Borrower is bound.

“Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to the Borrowers’ business or facilities owned or operated by such Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes in the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions set forth in Section 11 hereof.

“Funded Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness for borrowed money of such Person (including principal, interest and, if not paid when due, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (b) all obligations to pay the deferred purchase price of property or services; (c) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; and (d) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination). Notwithstanding the foregoing, Funded Indebtedness shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Guaranty” shall mean, collectively, each guaranty agreement executed by Bob Chance and by the Guarantors in favor of Lender pursuant to which Bob Chance and the Guarantors agree to guarantee the payment and performance of the Obligations.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes that are or become regulated under any Environmental Law (including without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

“Interest Rate” shall mean a fixed rate of interest equal to 12% per annum, calculated on the actual number of days elapsed over a 360 day year.

“Liabilities” shall mean at all times all liabilities of the Borrowers that would be shown as such on the balance sheets of the Borrowers prepared in accordance with GAAP.

“Lien” shall mean, with respect to any Person, any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest granted by such Person or arising by judicial process or otherwise, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of such Person prepared in accordance with GAAP.

“Loans” shall mean the Revolving Loan made by Lender to Borrowers under and pursuant to this Agreement.

“Loan Documents” shall have the meaning set forth in Section 3.1 and 3.2.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, prospects, properties, financial condition or results of operations of Borrowers, (b) a material impairment of the ability of Borrowers to perform any of its Obligations under any of the Loan Documents or a material impairment of any guarantor to perform its/his/her obligations under the Guaranty, or (c) a material adverse effect on (i) any substantial portion of the Collateral, (ii) the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to the Lender under any Loan Document or (iv) the rights or remedies of the Lender under any Loan Document.

“Net Income” shall mean, with respect to any period, the amount shown opposite the caption “Net Income” or a similar caption on the financial statements of the Borrowers, prepared in accordance with GAAP.

“Obligations” shall mean all loans, advances and other financial accommodations (whether primary, contingent or otherwise), all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder) and any fees due to Lender under this Agreement or the other Loan Documents, any expenses incurred by Lender under this Agreement or the other Loan Documents and any and all other liabilities and obligations of the Credit Parties to Lender, including without limitation the Debenture Documents.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves are maintained in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of Borrowers taken as a whole or materially impair the use thereof in the operation of any Borrowers’ business and, in each case, for which adequate reserves are maintained in accordance with GAAP and in respect of which no Lien has been filed; (c) Liens described in the Financial Statements referred to in Section 7.7 hereof and the replacement, extension or renewal of any such Lien upon or in the same property subject thereto arising out of the extension, renewal or replacement of the indebtedness secured thereby (without increase in the amount thereof); d) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding Fifty Thousand and 00/100 Dollars ($50,000) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards do not constitute an Event of Default; (e) zoning and similar restrictions on the use of property and easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrowers; (f) Liens arising in connection with Capital Leases (and attaching only to the property being leased); (g) Liens that constitute purchase money security interests on any property securing indebtedness incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within sixty (60) days of the acquisition thereof and attaches solely to the property so acquired; (h) Liens granted to the Lender hereunder and under the Loan Documents; (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or non-exclusive license permitted by this Agreement; (j) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement; (k) banker’s Liens and rights of set-off of financial institutions arising in connection with items deposited in accounts maintained at such financial institutions and subsequently unpaid and unpaid fees and expenses that are charged to Borrowers by such financial institutions in the ordinary course of business of the maintenance and operation of such accounts; (l) any Lien existing on the property of Borrowers on the Closing Date and set forth on the Permitted Lien Schedule, and securing Funded Indebtedness outstanding on such date and permitted by Section 8.1, including replacement Liens on the property currently subject to such Liens securing such Funded Indebtedness permitted by Section 8.1; (m) leases of equipment granted by Borrowers (as lessor) to third Persons in the ordinary course of business consistent with past practices; and (n) other Liens not described above securing obligations other than Funded Indebtedness, provided such Liens do not secure obligations in excess of $10,000 in the aggregate at any one time.

“Person” shall mean any individual, partnership, limited liability company, limited liability partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Pledge Agreement” shall mean the Pledge Agreement of even date herewith executed by Guarantor in favor of Lender, pledging all capital stock or other equity interests of its Subsidiaries, if any, and all Intercompany Noties owing to or held by it.

“Receivable Collection Fee” shall mean a surcharge on the Eligible Accounts of 1.5% for receivables outstanding and received within 30 days, 2% for receivables outstanding and received between 31-60 days 3.5% for receivables outstanding between 61-90 days and 4% for receivables outstanding between 90-120 days.

“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending office.

“Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances made by Lender to Borrowers under and pursuant to Section 2.1 of this Agreement.

“Revolving Loan Availability” shall mean at any time the lesser of (a) the Revolving Loan Commitment or (b) the Borrowing Base Amount (subject to adjustment under Section 9.11).

“Revolving Loan Commitment” shall mean on the Closing Date One Million and No/100 Dollars ($1,000,000), and in the event Borrowers exercise the right to increase the Revolving Loan Commitment pursuant to Section 2.1(b), thereafter, shall mean Five Million and No/100 Dollars ($5,000,000).

“Revolving Loan Maturity Date” shall mean the earlier of (a) the one year anniversary of the Closing Date or (b) the occurrence of an Event of Default and acceleration of the Revolving Note pursuant to this Agreement, unless the date in clause (a) shall be extended pursuant to Section 2.3 or by Lender pursuant to any modification, extension or renewal note executed by Borrowers and accepted by Lender in its sole and absolute discretion in substitution for the Revolving Note.

“Revolving Note” shall mean that certain Revolving Note in the principal amount of the Revolving Loan Commitment of even date herewith made by Borrowers in favor of Lender substantially in the form attached hereto as Exhibit B.

“Security Agreement” shall mean a Security Agreement in favor of Lender in substantially the form attached hereto as Exhibit C.

“Subsidiary” and “Subsidiaries” shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which a Person owns directly or indirectly fifty percent (50%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation, (ii) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity or (iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization.

“UCC” shall mean the Uniform Commercial Code in effect in Florida from time to time.

          1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrowers on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrowers will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrowers will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

          1.3 Other Terms Defined in UCC. All other words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

          1.4 Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in accordance with Section 13.3 hereof. References in this Agreement to any party shall include such party’s successors and permitted assigns. References to any “Section” shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

2. REVOLVING LOAN FACILITY.

           2.1Revolving Loan.

               (a) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of Borrowers set forth herein and in the other Loan Documents, Lender agrees to make such Revolving Loans at such times as Borrowers may from time to time request, pursuant to the terms of this Agreement, until, but not including, the Revolving Loan Maturity Date, and in such amounts as the Borrowers may from time to time request up to the Revolving Loan Availability; provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Revolving Loans made by Lender may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date unless the Revolving Loans are otherwise terminated or extended as provided in this Agreement. The Revolving Loans shall be used by the Borrowers for the purpose of refinancing existing debt (includeing without limitation, outstanding debt under the Debenture Documents and any Obligations), working capital and other general corporate purposes.

               (b) Increase to Revolving Loan Commitment. Borrowers may request, one time prior to the Revolving Loan Maturity Date, the Revolving Loan Commitment be increased up to $5,000,000 and Lender shall make available such additional Revolving Loan Commitment to Borrowers provided the following conditions have been satisfied, in Lender’s sole discretion:

                    (i) no Event of Default shall have occurred or be continuing or result from the increase of Revolving Loan Commitment;

                    (ii) Borrowers shall have executed and delivered a new or revised Revolving Note;

                    (iii) after giving effect to such increase, the amount of the Revolving Loan shall not be in excess of the Revolving Loan Commitment;

                    (iv) Borrowers shall have the sole discretion of reviewing and accepting new collateral as to amount or type.

               (c) Revolving Loan Interest and Payments. Except as otherwise provided in this Section, the outstanding principal balance of the Revolving Loans shall be repaid on the Revolving Loan Maturity Date. Principal amounts repaid on the Revolving Note may be re-borrowed. The principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Interest Rate and receivables under the Eligible Accounts shall be charged the Receivables Collection Fee. The Receivables Collection Fee and Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans and the Debenture Documents outstanding from time to time shall be payable on the monthly anniversary date of the Closing Date of each calendar month, commencing on the first such date to occur after the date hereof and on the Revolving Loan Maturity Date. Any amount of principal or interest on the Revolving Loans and the Debenture Documents which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall at the Lender’s option bear interest payable on demand at the Default Rate.

               (d) Revolving Loan Principal Repayments.

                    (i) Mandatory Principal Prepayments; Overadvances. All Revolving Loans hereunder shall be repaid by the Borrowers on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans hereunder exceed the Revolving Loan Availability, the Borrowers shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess. Lender shall apply funds (in excess of any Borrowing Base deductions which are recurring fees owed under Section 2.2, interest owed under Section 2.4 and receivable collection fee) received from the Lock Box Account as payments against the outstanding principal balance of the Revolving Loans on a bi-monthly basis or monthly basis at the Lender’s discretion on the 15th and 30th day of each calendar month or 30th day of each month, unless such days are not Business Days, in which case, Lender shall apply funds on the immediately following Business Day.

                    (ii) Optional Prepayments. Borrowers may from time to time prepay the Revolving Loan, in whole or in part, provided, however, that if, prior to the Revolving Loan Maturity Date, Borrowers prepay the entire outstanding amount of the Revolving Loan in full and the terminate the Revolving Loan Commitment, Borrowers shall pay to Lender as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to 10% of the Revolving Loan Commitment. The parties agree that the amount payable pursuant to this subsection (ii) is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Revolving Loan Commitment.

               (e) Collections; Lock Box.

                    (i) Borrowers shall direct all of their Account Debtors to make all payments on the Accounts directly to a post office box designated by, and under the exclusive control of, Lender (such post office box is referred to herein as the “Lock Box”). Borrowers shall maintain an account at Wachovia Bank, N.A. (the “Lock Box Account”), which Lock Box Account is (as of the date hereof) and shall be maintained in Lender’s name, into which all payments received in the Lock Box shall be deposited, and into which Borrowers will immediately deposit all payments received by Borrowers on Accounts in the identical form in which such payments were received, whether by cash or check. If Borrowers, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of Borrowers or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrowers shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other collateral, Borrowers and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender, and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. Borrowers and Lender agree that all payments made to such Lock Box Account, whether in respect of the Accounts or as proceeds of other collateral or otherwise (except for proceeds of collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be swept from the Lock Box Account to Borrowers for payroll and agreed upon payables in the ordinary course of business and then to Lender on a bi-monthly basis and applied to the Obligations and the obligations under the Debenture Documents in Lender’s sole discretion. Borrowers agree to pay all customary fees, costs and expenses in connection with opening and maintaining the Lock Box and Lock Box Account. All of such fees, costs and expenses if not paid by Borrowers, may be paid by Lender and in such event all amounts paid by the Lender shall constitute Obligations hereunder, shall be payable to Lender by Borrowers upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of collateral shall be endorsed by Borrowers to the Lender, and, if that endorsement of any such item shall not be made for any reason, the Lender is hereby irrevocably authorized to endorse the same on Borrowers’ behalf. For purpose of this Section, Borrowers irrevocably hereby makes, constitutes and appoints the Lender (and all Persons designated by the Lender for that purpose) as such Borrower’s true and lawful attorney and agent-in-fact (i) to endorse Borrowers’ name upon said items of payment and/or proceeds of collateral and upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any Accounts of such Borrower; (ii) to take control in any manner of any item of payment or proceeds thereof and (iii) to have access to any lock box or postal box into which any of such Borrower mail is deposited, and open and process all mail addressed to such Borrower and deposited therein.

                    (ii) The Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any of the Borrowers’ Accounts or other amounts owed to Borrowers by suit or otherwise; (ii) exercise all of Borrowers’ rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrowers; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrowers, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrowers or other amount owed to the Borrowers upon such terms, for such amount and at such time or times as the Lender deems advisable; (v) prepare, file and sign either Borrowers’ name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to any Borrowers; and (vi) do all other acts and things which are necessary, in the Lender’s sole discretion, to fulfill any Borrowers’ obligations under this Agreement and the other Loan Documents and to allow the Lender to collect the Accounts or other amounts owed to Borrowers. In addition to any other provision hereof, the Lender may at any time, whether before or after the occurrence and during the continuance of an Event of Default, at Borrowers’ expense, notify any parties obligated on any of the Accounts to make payment directly to the Lender of any amounts due or to become due thereunder.

               (iii) On a monthly basis, the Lender shall deliver to Borrowers an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrowers unless Borrowers notify Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrowers and any such notice shall only constitute an objection to the items specifically identified.

          2.2 Fees.

               (a) Unused Commitment Fee. Borrowers agrees to pay to the Lender a non-utilization fee equal to one percent (1%) per annum of the total of (a) the Revolving Loan Commitment, less (b) the sum of the daily average of the aggregate principal amount of all Revolving Loans outstanding which non-utilization fee shall be (A) calculated on the basis of a year consisting of 360 days, (B) paid for the actual number of days elapsed, and (C) payable in arrears on the last Business Day of each calendar month, commencing on the last Business Day of the calendar month in which the first Revolving Loan was funded, and ending on the Revolving Loan Maturity Date.

               (b) Asset Monitoring Fee. Borrowers agree to pay to Lender an asset monitoring fee equal to five thousand dollars ($5,000.00) which shall be due and payable on the Closing Date and thereafter on the first day of each calendar quarter during the term of the Revolving Loan Facility.

               (c) Commitment Fee. Borrowers agrees to pay to Lender a commitment fee equal to four percent (4.00%) of the Revolving Loan Commitment which shall be due and payable on the Closing Date and on the date of any increase to the Revolving Loan Commitment pursuant to Section 2.1(b).

               (d) Due Diligence and Legal Fees. Borrowers agrees to pay a due diligence and legal fee equal to $15,000 which shall be due and payable in full on the Closing Date, or any remaining portion thereof shall be due and payable on the Closing Date if a portion of such fee was paid upon the execution of any term sheet related to this Agreement.

               (e) Document Review and Legal Fees. Borrowers agrees to pay a document review fee equal to $25,000 which shall be due and payable in full on the Closing Date, or any remaining portion thereof shall be due and payable on the Closing Date if a portion of such fee was paid upon the execution of any term sheet related to this Agreement.

          2.3 Renewal of Revolving Loans; Non-Renewal of Revolving Loans; Fees.

On the Revolving Loan Maturity Date, so long as no Event of Default exists, or would occur, Borrower shall have the option to renew the Revolving Loan Commitment and extend the Revolving Loan Maturity Date for one additional one year period. To make such election, Borrowers shall give written notice to Lender of Borrowers’ election to renew the Revolving Loan Commitment and extend the Revolving Loan Maturity Date for an additional one year period on or before the Maturity Date and shall deliver a renewal fee equal to 10% of the then outstanding balance of the Revolving Loan at the subsequent closing.

          Notwithstanding the foregoing, so long as NAS has obligations outstanding under the Debenture Documents, and provided no Event of Default exists or would occur, at Lender’s discretion, the Revolving Loan Commitment will automatically renew pursuant to subsection (a) above and the Revolving Loan Maturity Date will be extended for an additional one-year period; provided, in no event shall the Revolving Loan Maturity Date extend beyond the maturity date of the obligations under the Debenture Documents.

          2.4 Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by Borrowers hereunder or under the Revolving Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Any Obligations which are not paid when due (subject to applicable grace periods) shall bear interest at the Default Rate.

          2.5 Automatic Debit. In order to effectuate the timely payment of any of the Obligations when due, Borrowers hereby authorizes and directs the Lender, at the Lender’s option, to (a) debit, or cause or instruct the debit of, the amount of the Obligations to any ordinary deposit account of Borrowers or (b) make a Revolving Loan hereunder to pay the amount of the Obligations.

          2.6 Discretionary Disbursements. Lender, in its sole and absolute discretion, may immediately upon notice to Borrowers, disburse any or all proceeds of the Revolving Loans made or available to Borrowers pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by Borrowers hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by Borrowers on demand from Lender.

          2.7 Currency Risk. Borrowers shall bear the risk of Lender’s currency losses and on each of the 15th and 30th of each calendar month, or if such days are not Business Days, the immediately following Business Days thereafter/each sweep of the Lock Box Account and application of payments to the Obligations, in the event Lender suffers a currency loss and the result is to increase the cost to Lender or to reduce the amount of any sum received or receivable by Lender under this Agreement or under the Notes with respect thereto, then after demand by Lender (which demand shall be accompanied by a certificate setting forth reasonably detailed calculations of the basis of such demand), the Borrowers shall pay to Lender such additional amount or amounts as will compensate Lender for such increased cost or such reduction. Borrowers hereby authorize Lender to advance or cause an advance of Revolving Loans to pay for the increased costs or reductions associated with currency losses under this Section 2.7.

3. CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, the obligation of the Lender to disburse or make all or any portion of any the Loans is subject to satisfaction of all of the following conditions precedent (unless a condition is waived in writing by Lender) contained in this Article 3.

           3.1Loan Documents to be Executed by Borrower. As a condition precedent to the Lender’s disbursal or making of the Loans pursuant to this Agreement, Borrowers shall have executed or cause to be executed and delivered to the Lender all of the following Loan Documents, each of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution, and make the following payment:

               (a) Credit Agreement. Four originals of this Agreement duly executed by Borrowers.

               (b) Revolving Note. An original Revolving Note duly executed by Borrowers, in the form prepared by and acceptable to Lender.

               (c) Security Agreement. Four originals of the Security Agreement dated as of the date of this Agreement, executed by Borrowers in the form prepared by and acceptable to the Lender.

               (d) Guaranty. Four originals of the Guaranty duly executed by Robert Chance and the Guarantors in the form prepared by and acceptable to Lender.

               (e) Validity Guaranties. Borrowers shall deliver guaranties in form and content satisfactory to Lender in its sole discretion from the officers of the Borrowers.

               (f) Additional Documents. Such other agreements, documents, instruments which Lender shall require in connection with this Agreement, including as set forth in the Closing Checklist prepared by counsel to Lender as of the Closing Date.

               (g) Payment of Fees. Borrowers shall have paid to the Lender all fees, costs and expenses, including, but not limited to, due diligence expenses, attorney’s fees, search fees, title fees, documentation and filing fees (including documentary stamps and taxes payable on the fact amount of the Revolving Note).

               (h) Issuance of Equity. NAS shall issue Lender common stock of the NAS in an amount of shares of NAS, that when combined with Lender’s current common stock ownership of NAS, Lender will own 9.99% of the total outstanding shares of NAS as of the date hereof.

               (i) Pledge Agreements, Assignment of Certificate of Certificate and Delivery of Certificate. Four originals of the Pledge Agreement duly executed by the Guarantor in the form prepared and acceptable to Lender together with fully executed assignment certificates, executed in blank and delivery of all applicable original certificates evidencing the equity interests pledged under the Pledge Agreement all to be held in escrow by Richardson & Patel, LLP.

               (j) Other Loan Documents to be Delivered by Borrower. Borrowers shall have delivered or cause to be delivered to Lender all of the following Loan Documents, each of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution (the Loan Documents described in this Section 3.2, together with the Loan Documents described in Section 3.1, as any of them may be amended, modified or restated, being collectively referred to as the “Loan Documents”):

               (k) Search Results. Copies of UCC search reports dated such a date as is reasonably acceptable to the Lender, listing all effective financing statements which name Borrowers, under its present name and any previous names, as debtors, together with copies of such financing statements.

               (l) Pay-Off Letters and Other Evidence of Release of Liens. With respect to any Loans the proceeds of which are being used to pay off existing Funded Indebtedness of Borrowers (i) a payoff letter evidencing the amount required for the repayment in full of the existing Funded Indebtedness to be repaid with such Loans, and the lender’s, creditor’s, beneficiary’s, obligee’s and/or Lien holder’s agreement, upon satisfaction of such Funded Indebtedness, to terminate all agreements relating thereto, to release all Liens granted in connection therewith, and to authorize Lender or Lender’s counsel to record UCC or other appropriate termination statements and execute and deliver other documents effective to evidence the foregoing (other than Permitted Liens), or (ii) such other evidence as the Lender may reasonably request (which may be held in escrow pending satisfaction of such Funded Indebtedness) of the termination of all agreements relating to such Funded Indebtedness, the release of all Liens granted in connection therewith, and UCC or other appropriate termination statements and documents effective to evidence the foregoing.

               (m) Organizational and Authorization Documents. A certificate of the corporate secretary of each Borrower certifying and attaching (i) copies of its articles of incorporation and bylaws of Borrower; (ii) resolutions of the board of directors of each Borrower, approving and authorizing Borrowers’ execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) the signatures and incumbency of the officers of each Borrower, executing any of the Loan Documents, each of which such Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that Lender may conclusively rely on each such document and certificate until formally advised by such Borrower of any changes therein; and (iv) good standing certificates in the state of incorporation of Borrowers and in each other state requested by the Lender.

               (n) Insurance. Evidence satisfactory to the Lender of the existence of insurance required to be maintained pursuant to Section 9.4, together with evidence that Lender has been named as additional insured and lender’s loss payee, as applicable, on all related insurance policies.

               (o) Opinion of Counsel. A customary opinion of Borrower’s counsel.

               (p) Additional Documents. Such other agreements, documents, instruments, certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other items which the Lender shall require in connection with this Agreement, including as set forth in the Closing Checklist prepared by counsel to the Lender as of the Closing Date or such later funding date.

          3.2 Event of Default. No Event of Default, or event which, with notice or lapse of time, or both would constitute an Event of Default, shall have occurred and be continuing.

          3.3 Adverse Changes. There shall not have occurred any Material Adverse Effect.

          3.4 Litigation. No pending claim, investigation, litigation or governmental proceeding shall have been instituted against any Borrowers or any of their respective officers or shareholders by any local, state or federal governmental entity, which could reasonably be likely to have a Materially Adverse Effect upon any Borrower or its subsidiaries.

          3.5 Representations and Warranties. No representation or warranty of any Borrower contained herein or in any Loan Documents shall be untrue or incorrect in any material respect as of the date of any Loans as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

          3.6 Due Diligence. The business, legal and collateral due diligence review performed by Lender, including, but not limited to, a review of each Borrowers’ historical performance, must be acceptable to Lender in its sole discretion.

4. NOTES EVIDENCING LOANS.

          4.1 Revolving Note. The Revolving Loans shall be evidenced by the Revolving Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrowers and delivered to the Lender and given in substitution therefor) duly executed by the Borrowers and payable to the order of the Lender. At the time of the initial disbursement of a Revolving Loan and at each time an additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Lender. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder, (ii) any unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrowers under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

5. MANNER OF BORROWING.

          5.1 Loans. The Loans shall be made available to the Borrower upon the Borrower’s request, from any Person whose authority to so act has not been revoked by Borrowers in writing previously received by the Lender. A request for a Loan must be (i) received by no later than 11:00 a.m. eastern time, the day it is to be funded, and (ii) in a minimum amount equal to One Hundred Thousand Dollars and No/100($100,000). Borrowers may make requests for borrowing no more than twice per calendar month. The Borrowing Base will be subject to adjustment based upon the results of the Initial Field Exam as required under Section 9.12 below. The Borrowing Base, as adjusted pursuant to the foregoing sentence, shall be retroactively applied to any Revolving Loan advanced on the Closing Date.

          5.2 Communications. The Lender is authorized to rely on any written, verbal, electronic, telephonic or telecopy loan requests which the Lender believes in its good faith judgment to emanate from a properly authorized representative of the Borrowers, whether or not that is in fact the case. Borrowers hereby irrevocably confirms, ratifies and approves all such advances by the Lender and hereby indemnify the Lender against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Lender harmless with respect thereto.

6. SECURITY FOR THE OBLIGATIONS.

To secure the payment and performance by the Borrowers of the Obligations hereunder, each Borrower grants, under and pursuant to the Security Agreement executed by Borrowers dated as of the date hereof, to the Lender, its successors and assigns, a continuing security interest in, and does hereby assign, transfer, mortgage, convey, pledge, hypothecate and set over to the Lender, its successors and assigns, all of Borrowers’ right, title and interest in and to the Collateral, whether now owned or hereafter acquired, and all proceeds (including, without limitation, all insurance proceeds) and products of any of the Collateral.

7. REPRESENTATIONS AND WARRANTIES.

To induce the Lender to make the Loans, Borrowers make the following representations and warranties to the Lender, each of which shall be true and correct in all material respects as of the date of the execution and delivery of this Agreement and as of the date of each Loan made hereunder except to the extent such representation expressly relates to an earlier date, and which shall survive the execution and delivery of this Agreement:

          7.1 Borrower Organization and Name. Borrowers are each a corporation, duly organized, existing and in good standing under the laws of each respective state of incorporation, with full and adequate powers to carry on and conduct its business as presently conducted. Borrowers are duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing or in which any Collateral is located, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. NAS’s Organizational Identification Number is E08820720007-4. Intecon’s Organizational Identification Number is 0870869-7. Intuitive’s Organizational Identification Number is C11112-2001. The exact legal name of each Borrower is as set forth in the first paragraph of this Agreement, and no Borrower currently conducts, nor has any Borrower, except as otherwise set forth herein, during the last five (5) years conducted, business under any other name or trade name, except in connection with its wholly-owned subsidiaries.

          7.2 Authorization; Validity. Borrowers have full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents. The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of its articles of incorporation and bylaws of such Borrower. All necessary and appropriate corporate action has been taken on the part of Borrowers to authorize the execution and delivery of this Agreement and the Loan Documents. This Agreement and the Loan Documents are valid and binding agreements and contracts of Borrowers in accordance with its respective terms except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

          7.3 Compliance With Laws. The nature and transaction of each Borrower’s business and operations and the use of its properties and assets, including, but not limited to, the Collateral or any real estate owned or occupied by each Borrower, do not and during the term of the Loans shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair

Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent such violation would not result in a Material Adverse Effect.

          7.4 Environmental Laws and Hazardous Substances. Except to the extent that any of the following would not have a Material Adverse Effect (including financial reserves, insurance policies and cure periods relating to compliance with applicable laws and permits) and are used in such amounts as are customary in the ordinary course of each Borrower’s business, consistent with past practices, in compliance with all applicable Environmental Laws, each Borrower represents and warrants to the Lender that to its knowledge (i) such Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of such Borrower (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, (ii) the operations of such Borrower comply in all material respects with all Environmental Laws and all licenses, permits certificates, approvals and similar authorizations thereunder, (iii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to such Borrower’s knowledge threatened, and (iv) no Borrower has material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material.

          7.5 Absence of Breach. The execution, delivery and performance of this Agreement, the Loan Documents and any other documents or instruments to be executed and delivered by the Borrowers in connection with the Loans shall not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, Instrument, document, agreement or contract of any kind to which any Borrower is a party or by which Borrowers or any of their property or assets may be bound, except for such breaches, violations, conflicts, etc. which would not result in a Material Adverse Effect.

          7.6 Collateral Representations. No Person other than the Borrowers, owns or has other rights in the Collateral, and the Collateral is free from any Lien of any kind, other than the Lien of the Lender and Permitted Liens.

          7.7 Financial Statements. To each Borrower’s knowledge, except as set forth on Schedule 7.7 hereto, each Borrower’s financial statements for fiscal years ended December 31, 2007 have been prepared in accordance with GAAP on a basis except as otherwise noted therein, consistent with the previous fiscal year and truly and accurately reflect in all material respects the financial condition of such Borrower and the results of the operations as of such date and for the periods indicated. Thereafter, to each Borrower’s knowledge, all financial statements submitted to the Lender have been prepared in accordance with GAAP on a basis except as otherwise noted therein, consistent with the previous fiscal year and truly and accurately reflect in all material respects the financial condition of each Borrower and the results of the operations as of such date and for the periods indicated. To each Borrower’s knowledge, since the date of the most recent financial statement submitted by each Borrower to the Lender, there has been no material adverse change in the financial condition or in the assets or liabilities of each Borrower, or any changes except those occurring in the ordinary course of business.

          7.8 Litigation and Taxes. There is no litigation, demand, charge, claim, petition or governmental investigation or proceeding pending, or to Borrower’s knowledge threatened, against either Borrower that could reasonably be likely to have a Material Adverse Effect. Borrowers have duly filed all applicable income or other tax returns and have paid all income or other taxes when due. There is no controversy or objection pending, threatened in respect of any tax returns of each Borrower.

          7.9 Event of Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement or any of the other Loan Documents and each Borrower is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default shall materially adversely affect the performance by such Borrower of its obligations pursuant to and as contemplated by the terms and provisions of this Agreement.

          7.10 ERISA Obligations. To each Borrower’s knowledge, all Employee Plans of the Borrower meet the minimum funding standards of Section 302 of ERISA where applicable and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. To each Borrower’s knowledge, such Borrower has promptly paid and discharged all obligations and liabilities arising under the ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

          7.11 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) could adversely affect the validity or priority of the Liens granted to the Lender under the Loan Documents, (b) could materially adversely affect the collective ability of Borrowers to perform their obligations under the Loan Documents, (c) would constitute a default under any of the Loan Documents or (d) would constitute such a default with the giving of notice or lapse of time or both.

          7.12 Lending Relationship. Borrowers acknowledges and agrees that the relationship hereby created with the Lender is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists and that each Borrower has not relied and nor is relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. The Lender represents that it will receive the Revolving Note payable to its order as evidence of the Loans.

          7.13 [Reserved]

          7.14 Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by Borrowers, or any Affiliates of Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

          7.15 Governmental Regulation. Borrowers are not, or after giving effect to any Loan, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

          7.16 Bank Accounts. The account numbers and locations of all deposit accounts and other bank accounts of each Borrower are attached as Schedule 7.16.

          7.17 Places of Business. The principal place of business of each Borrower is set forth on Schedule 7.17 and each Borrower shall promptly notify the Lender of any change in such location. Each Borrower will not remove or permit the Collateral to be removed from such locations without the prior written consent of the Lender, except for (i) certain heavy equipment kept at third party sites when conducting business or maintenance, (ii) vehicles, containers and rolling stock, (iii) Inventory sold or leased in the usual and ordinary course of each Borrower’s businesses; and (iv) temporary removal of Collateral to other locations for repair or maintenance as may be required from time to time in each instance in the ordinary course of business of each Borrower.

          7.18 Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to the Lender in connection with or in furtherance of this Agreement by or on behalf of each Borrower fully and fairly state the matters with which they purport to deal, and do not misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

The Lender makes the following representations and warranties to the Credit Parties, each of which shall be true and correct in all material respects as of the date of the execution and delivery of this Agreement and as of the date of each Loan made hereunder except to the extent such representation expressly relates to an earlier date, and which shall survive the execution and delivery of this Agreement:

          7.19 Investment Purpose. The Lender is acquiring the Revolving Note for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “Securities Act”).

          7.20 Accredited Investor Status. The Lender is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

          7.21 Reliance on Exemptions. The Lender understands that the Revolving Note is being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Borrowers are relying in part upon the truth and accuracy of, and the Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Lender set forth herein in order to determine the availability of such exemptions and the eligibility of the Lender to acquire such securities.

          7.22 Information. The Lender and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Borrowers and information deemed material by the Lender to making an informed investment decision regarding the Revolving Note, which have been requested by the Lender. The Lender and its advisors, if any, have been afforded the opportunity to ask questions of the Borrowers and their management. Neither such inquiries nor any other due diligence investigations conducted by the Lender or its advisors, if any, or its representatives shall modify, amend or affect the Lender’s right to rely on the Borrowers’ representations and warranties contained in this Section 7 above. The Lender understands that its investment in the Revolving Note involves a high degree of risk. The Lender is in a position regarding the Borrowers, which, based upon economic bargaining power, enabled and enables the Lender to obtain information from the Borrowers in order to evaluate the merits and risks of this investment. The Lender has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the Revolving Note.

          7.23 No Governmental Review. The Lender understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Revolving Note, or the fairness or suitability of the investment in the Revolving Note, nor have such authorities passed upon or endorsed the merits of the offering of the Revolving Note.

          7.24 Transfer or Resale. The Lender understands that: (i) the Revolving Note has not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) the Lender shall have delivered to the Borrowers an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the Securities Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder; and (iii) neither the Borrower nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

          7.25 Legends. The Lender understands that the certificates or other instruments representing the Revolving Note shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, GENERALLY ACCEPTABLE TO COMPANY’S COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

          7.26 Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Lender and is a valid and binding agreement of the Lender enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

          7.27 Receipt of Documents. The Lender and its counsel have received and read in their entirety: (i) this Agreement and each representation, warranty and covenant set forth herein, and the Loan Documents; (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants; and (iii) answers to all questions the Lender submitted to the Borrowers regarding an investment in the Borrowers; and the Lender has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus.

          7.28 Due Formation of Lender. The Lender is an entity that has been formed and validly exists and has not been organized for the specific purpose of purchasing the Revolving Note and is not prohibited from doing so.

          7.29 No Legal Advice from the Borrowers. The Lender acknowledges, that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors. The Lender is relying solely on such counsel and advisors and not on any statements or representations of the Borrowers or any of their representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

8. NEGATIVE COVENANTS.

          8.1 Indebtedness. The Credit Parties shall not, either directly or indirectly, create, assume, incur or have outstanding any Funded Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

               (a) the Obligations;

               (b) Funded Indebtedness and all other obligations under the Debenture Documents;

               (c) endorsement for collection or deposit of any commercial paper secured in the ordinary course of business;

               (d) obligations for taxes, assessments, municipal or other governmental charges; provided, the same are being contested in good faith by appropriate proceedings and are insured against or bonded over to the satisfaction of the Lender;

               (e) obligations for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

               (f) obligations existing on the date hereof which are disclosed on the financial statements referred to in Section 7.7;

               (g) unsecured intercompany Funded Indebtedness;

               (h) Funded Indebtedness existing on the Closing Date and set forth in Schedule 8.1, including any extensions or refinancings of the foregoing, which do not increase the principal amount of such Funded Indebtedness as of the date of such extension or refinancing; provided such Funded Indebtedness is subordinated to the Obligations owed to Lender pursuant to a subordination agreement, in form and content acceptable to Lender in its sole discretion;

               (i) Funded Indebtedness consisting of Capital Lease obligations or secured by Permitted Liens of the type described in clause (g) of the definition thereof not to exceed $250,000 in the aggregate at any time without the Lender’s prior written approval;

               (j) Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted hereunder.

               (k) Contingent Liabilities incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations;

               (l) Contingent Liabilities arising under indemnity agreements to title insurers to cause such title insurers to issue to the Lender title insurance policies.

          8.2 Encumbrances. The Credit Parties shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of such Credit Party; whether owned at the date hereof or hereafter acquired, except Permitted Liens or as otherwise authorized by Lender.

          8.3 Investments. The Credit Parties shall not, either directly or indirectly, make or have outstanding any new investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, business, stock or other evidence of beneficial ownership of any other Person except following:

               (a) The stock or other ownership interests of the the Credit Parties in a Subsidiary existing as of the Closing Date;

               (b) investments in direct obligations of the United States or any state in the United States;

               (c) trade credit extended by the Borrowers in the ordinary course of business;

               (d) investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

               (e) investments existing on the Closing Date and set forth in Schedule 8.3;

               (f) loans to employees and advances by the Borrowers in the ordinary course of business to shareholders, officers, directors and employees and other Investments not listed in this Section; provided that all loans, advances and Investments permitted under this clause (h) shall not exceed $50,000 in the aggregate at any time outstanding;

               (g) Contingent Liabilities permitted pursuant to Section 8.2;

               (h) Capital Expenditures permitted under Section 8.5; or

          8.4 Transfer; Merger. The Credit Parties shall not, either directly or indirectly, permit a Change in Control (as described in Section 11.9 hereof), merge, consolidate, sell, transfer, license, lease, encumber or otherwise dispose of all or any part of their property or business or all or any substantial part of their assets, or sell or discount (with or without recourse) any of their Notes (as defined in the UCC), Chattel Paper, Payment Intangibles or Accounts; provided, however, that the Borrowers may:

               (a) sell or lease Inventory and Equipment in the ordinary course of business;

               (b) upon not less than three (3) Business Days’ prior written notice to the Lender, any Subsidiary of the Borrowers may merge with (so long as the Borrowers remain the surviving entities), or dissolve or liquidate into, or transfer its property to the Borrowers;

               (c) dispose of used, worn-out or surplus equipment in the ordinary course of business;

               (d) discount or write-off overdue Accounts for collection in the ordinary course of business;

               (e) sell or otherwise dispose (including cancellation of Funded Indebtedness) of any Investment permitted under Section 8.3 in the ordinary course of business; and

               (f) grant Permitted Liens.

          8.5 Capital Expenditures. Without the Lender’s prior consent, the Credit Parties shall not in the aggregate make or incur obligations for any Capital Expenditures in any fiscal year.

          8.6 Issuance of Stock. The Credit Parties shall not, and shall cause their Subsidiaries not to, either directly or indirectly, issue or distribute any additional capital stock, partnership interest or other securities of the Credit Parties or their Subsidiaries without the prior written consent of the Lender.

          8.7 Distributions; Restricted Payments. The Credit Parties shall not, and shall cause their Subsidiaries not to, either directly or indirectly, (i) purchase or redeem any shares of their stock or partnership interests or declare or pay any dividends or distributions, whether in cash or otherwise, set aside any funds for any such purpose or make any distribution to their shareholders, make any distribution of their property or assets or make any loans, advances or extensions of credit to, or investments in, any Persons, including, without limitation, the Credit Parties’ Affiliates, officers, partners or employees without the prior written consent of the Lender, (ii) make any payments of any Funded Indebtedness other than as permitted hereunder, or (iii) increase the annual salary paid to any officers of any of the Credit Parties without the prior written consent of the Lender.

          8.8 Use of Proceeds. Neither the Borrower nor any of its Affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by any Affiliate of the Lender.

          8.9 Business Activities; Change of Legal Status and Organizational Documents. Borrowers shall not (a) engage in any line of business other than the businesses engaged in on the date hereof and business reasonably related thereto, (b) change its name, Organizational Identification Number, its type of organization, its jurisdictions of organization or other legal structure, or (b) permit its charters, bylaws, partnership agreement or other organizational documents to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lender.

          8.10 Transactions with Affiliates. Except as set forth on Schedule 8.10, no Credit Party shall enter into any transaction with any of its Affiliates, except in the ordinary course of business and upon fair and reasonable terms that are no less favorable to such Credit Party in question than would obtain in a comparable arm’s length transaction with a Person not an Affiliate of any of such Credit Party.

9. AFFIRMATIVE COVENANTS.

          9.1 Compliance with Regulatory Requirements. Upon demand by Lender, Borrowers shall reimburse Lender for Lender’s additional costs and/or reductions in the amount of principal or interest received or receivable by Lender if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any other authority having jurisdiction over Lender or the Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loans by the Lender or impose on the Lender any other condition with respect to this Agreement or the Loans, the result of which is to either increase the cost to the Lender of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by the Lender with respect to such Loans. Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loans. Notwithstanding the foregoing, the Borrowers shall not be required to pay any such additional costs which could be avoided by the Lender with the exercise of reasonable conduct and diligence. Notwithstanding anything contained in this Section to the contrary, the Borrowers shall be under no obligation to the Lender with respect to any additional amounts described in this Section to the extent incurred prior to the three hundred sixty-fifth (365th) day preceding the date on which the Borrowers received notice by the Lender of such additional amounts, unless such requirement resulting in the increased cost became effective during such three hundred sixty-five (365) day period and retroactively applies to a date occurring prior to such three hundred sixty-five (365) day period, in which case the Borrowers shall be responsible for all such additional amounts described in this Section from and after such date of effectiveness.

          9.2 Corporate Existence. Each Credit Party shall at all times preserve and maintain its (a) existence and good standing in the jurisdiction of its organization, and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and shall at all times continue as a going concern in the business which such Credit Party is presently conducting.

          9.3 Maintain Property. Borrowers shall at all times maintain, preserve and keep its plants, properties and Equipment, including, but not limited to, any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time, as Borrowers deems appropriate in its reasonable judgment, make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. At each Borrower’s expense, such Borrower shall permit the Lender to examine and inspect such plant, properties and Equipment, including, but not limited to, any Collateral, at all reasonable times upon reasonable notice during business hours. During the continuance of any Event of Default, the Lender shall, at each Borrower’s expense, have the right to make additional inspections without providing advance notice.

          9.4 Maintain Insurance. Borrowers shall at all times insure and keep insured with insurance companies acceptable to the Lender, all insurable property owned by the Borrowers which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from environmental, fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers’, public and professional liability risks. Prior to the date of the funding of any Loans under this Agreement, the Borrowers shall deliver to the Lender a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section. All such policies of insurance must be satisfactory to the Lender in relation to the amount and term of the Obligations and type and value of the Collateral and assets of the Borrowers, shall identify the Lender as sole/lender’s loss payee and as an additional insured. In the event the Borrowers fail to provide the Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligation or default by the Borrowers hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto, which the Lender deems advisable. This insurance coverage (i) may, but need not, protect such Borrower’s interest in such property, including, but not limited to the Collateral, and (ii) may not pay any claim made by, or against, such Borrower in connection with such property, including, but not limited to the Collateral. Such Borrower may later cancel any such insurance purchased by the Lender, but only after providing the Lender with evidence that the insurance coverage required by this Section is in force. The costs of such insurance obtained by the Lender, through and including the effective date such insurance coverage is canceled or expires, shall be payable on demand by Borrowers to the Lender, together with interest at the Default Rate on such amounts until repaid and any other charges by the Lender in connection with the placement of such insurance. The costs of such insurance, which may be greater than the cost of insurance which the Borrowers may be able to obtain on its own, together with interest thereon at the Default Rate and any other charges by the Lender in connection with the placement of such insurance may be added to the total Obligations due and owing to the extent not paid by the Borrowers.

          9.5 Tax Liabilities.

               (a) The Borrowers shall at all times pay and discharge all property, income and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against the Borrowers or any of its properties, Equipment or Inventory, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained.

               (b) Borrowers shall be solely responsible for the payment of any and all documentary stamps and other taxes imposed be the State of Florida in connection with the execution of this Agreement and the Revolving Note.

          9.6 ERISA Liabilities; Employee Plans. Borrowers shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to Borrowers; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA, including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Lender immediately upon receipt by the Borrowers of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Lender of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

          9.7 Financial Statements. Borrowers shall at all times maintain a system of accounting capable of producing its individual and consolidated financial statements in compliance with GAAP (provided that monthly financial statements shall not be required to have footnote disclosure, are subject to normal year end adjustments and need not be consolidated), and shall furnish to the Lender or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrowers, including, but not limited to:

               (a) as soon as available, and in any event, within ninety (90) days after the close of each fiscal year, a copy of the annual audited financial statements of Borrowers, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended, in reasonable detail, prepared and reviewed by an independent certified public accountant reasonably acceptable to the Lender, containing an unqualified opinion of such accountant;

               (b) as soon as available, and in any event, within sixty (60) days after the close of each fiscal quarter, a copy of the quarterly audited financial statements of the Borrowers, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended, in reasonable detail, prepared and reviewed by an independent certified public accountant reasonably acceptable to the Lender, containing an unqualified opinion of such accountant;

               (c) as soon as available, and in any event, within thirty (30) days following the end of each month, a copy of the financial statements of the Borrowers regarding such month, including balance sheet, statement of income and retained earnings, statement of cash flows for the month then ended, in reasonable detail, prepared and certified as accurate in all material respects by the Chief Financial Officer of Borrowers.

No change with respect to such accounting principles shall be made by the Borrowers without giving prior notification to the Lender. The Borrowers represents and warrants to the Lender that the financial statements delivered to the Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrowers in all material respects. The Lender shall have the right at all times (and on reasonable notice so long as there then does not exist any Event of Default) during business hours to inspect the books and records of the Borrowers and make extracts therefrom. The Borrowers shall at all times comply with all reporting requirements of the Securities Exchange Commission to the extent applicable.

The Borrowers agrees to advise the Lender immediately of any material adverse change in the financial condition, the operations or any other status of Borrowers.

          9.8 Supplemental Financial Statements. The Borrowers shall promptly upon receipt thereof, provide to the Lender copies of interim and supplemental reports if any, submitted to the Borrowers by independent accountants in connection with any interim audit or review of the books of the Borrowers.

          9.9 Aged Accounts/Payables Schedules. The Borrowers shall, within two (2) business days after the end of each week, deliver to the Lender an aged schedule of the Accounts of the Borrowers, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days (d) 91-120 days and (e) more than 120 days, and certified as accurate by the Chief Financial Officers of the Borrowers and the President of NAS. The Borrowers shall, within two (2) business days after the end of each week, deliver to the Lender an aged schedule of the accounts payable of the Borrowers, listing the name and amount due to each creditor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days (d) 91-120 days and (e) more than 120 days, and certified as accurate by the Chief Financial Officers of the Borrowers and the President of NAS.

          9.10 Borrowing Base Certificate. The Borrowers shall, [on the 15th and the 30th of each calendar month], deliver to the Lender a Borrowing Base Certificate, certified as accurate by the Chief Financial Officers of the Borrowers and acceptable to the Lender in its reasonable discretion.

          9.11 Covenant Compliance. The Borrowers shall, within thirty (30) days after the end of each calendar quarter, deliver to the Lender a computation in such detail as the Lender shall specify, in the form set forth on Schedule 9.11 showing compliance by the Borrowers with the financial covenants set forth in Section 10 a, and certified as accurate by the Chief Financial Officers of Borrowers.

          9.12 Initial Field Exam. Within not less than 30 days following the Closing Date, the Lender and the Borrowers shall have scheduled an initial field examination of the assets and records of the Borrowers, to be performed at the Borrowers’ expense, which shall be satisfactory to the Lender in all respects. The Borrowing Base determined on the Closing Date shall be adjusted in connection with the results of the Initial Field Exam required under this Section 9.12.

          9.13 Field Audits. In addition to the Initial Field Exam in Section 9.12 above, The Borrowers shall allow the Lender, at the Borrowers’ sole expense (no more than once a year so long as no Event of Default has occurred and is continuing), to conduct an annual field examination of the assets and records of the Borrowers, the results of which must be satisfactory to the Lender in the Lender’s sole and absolute discretion. The foregoing notwithstanding, from and after the occurrence of an Event of Default or any event which with notice, lapse of time or both would become an Event of Default, the Lender may conduct field examinations in its sole discretion and such costs shall be at the sole expense of the Borrowers.

          9.14 Other Reports. The Borrowers shall, within such period of time as the Lender may reasonably specify, deliver to the Lender such other schedules and reports as the Lender may reasonably require.

          9.15 Collateral Records. The Borrowers shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Lender’s Lien in the Collateral including, without limitation, placing a legend, in form and content reasonably acceptable to the Lender, on all Chattel Paper created by the Borrowers indicating that the Lender has a Lien in such Chattel Paper.

          9.16 Notice of Proceedings. The Credit Parties shall, promptly, but not more than five (5) days, after knowledge thereof shall have come to the attention of any officer of the Credit Parties, give written notice to the Lender of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which may have a Material Adverse Effect.

          9.17 Notice of Default. The Credit Parties shall, promptly, but not more than five (5) days, after the commencement thereof, give notice to the Lender in writing of the occurrence of an Event of Default or of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default hereunder.

          9.18 Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any of the Borrowers, Borrowers shall cause the prompt containment and/or removal of such Hazardous Substances and the remediation and/or operation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrowers shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of any of the Borrowers of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrowers shall dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

10. FINANCIAL COVENANTS.

          10.1 Total Debt to EBITDA. [The Borrowers], as measured on a trailing four quarter basis, shall at all times maintain a ratio of (a) Funded Indebtedness to (b) EBITDA for such period, of not greater than:

For the period commencing on the closing date through March 31, 2009	$3,250,000 to -$1,500,000;

For the period commencing on April 1, 2009 through June 30, 2009	$3,250,000 to -$1,500,000;

For the period commencing on July 1, 2009 through September 30, 2009	$3,250,000 to -$1,500,000;

And thereafter to December 31, 2009	$3,250,000 to -$1,500,000;

          10.2 Minimum EBITDA. [The Borrowers], as measured on a trailing four quarter basis, shall at all times during such period maintain a minimum EBITDA of not less than -$1,500,000.

11. EVENTS OF DEFAULT.

The Borrowers, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”):

          11.1 Nonpayment of Obligations. Any amount due and owing on the Revolving Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid on the date such amount is due.

          11.2 Misrepresentation. Any written warranty, representation, certificate or statement of the Borrowers in this Agreement, the Loan Documents or any other agreement with the Lender shall be false in any material respect when made or deemed made.

          11.3 Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement (not otherwise addressed in this Article 11) and, if capable of being cured, such failure to perform or default in performance continues for a period of thirty (30) days after the Credit Party receives notice or knowledge from any source of such failure to perform or default in performance, or in the Loan Documents or any other agreement with the Lender and such failure to perform or default in performance continues beyond any applicable grace or cure period.

          11.4 Default under Loan Documents. A default by any Credit Party that continues after applicable grace and cure periods under any covenant, condition or agreement contained in any of the other Loan Documents, all of which covenants, conditions and agreements are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement.

          11.5 Default under Other Obligations. Any default by any Credit Party in the payment of principal, interest or any other sum for any other obligation beyond any period of grace provided with respect thereto or in the performance of any, other term, condition or covenant contained in any agreement (including, but not limited to any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

          11.6 Assignment for Creditors. Any Credit Party makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of such Credit Party is applied for or appointed, and in the case of such trustee being appointed in a proceeding brought against such Credit Party, such Credit Party, by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment and such appointment is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the date of such appointment, and any of the foregoing actions or events would have a Material Adverse Effect on the ability of such Credit Party to perform under this Agreement or under any other agreement between the such Credit Party and the Lender.

          11.7 Bankruptcy. Any proceeding involving a Credit Party, is commenced by or against a Credit Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against a Credit Party, (i) the Credit Party, by any action or failure to act indicates its or its approval of, consent to or acquiescence therein or (ii) an order shall be entered approving the petition in such proceedings and such order is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the entry thereof, and any of the foregoing proceedings, actions or events would have a Material Adverse Effect on the ability of the Credit Party to perform under this Agreement or under any other agreement between the Credit Party and the Lender.

          11.8 Judgments. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against the property of the Credit Party for an amount in excess of $100,000 and which is not fully covered by insurance and such judgment or other process would have a Material Adverse Effect on the ability of the Credit Party to perform under this Agreement or under any other agreement between the Credit Party and the Lender, unless such judgment or other process shall have been, within sixty (60) days from the entry thereof, (i) bonded over to the satisfaction of the Lender and appealed, (ii) vacated or (iii) discharged.

          11.9 Material Adverse Effect. A Material Adverse Effect shall occur.

          11.10 Change in Control. Except as permitted under this Agreement, any sale, conveyance, assignment or other transfer, directly or indirectly, of any ownership interest of the Borrowers, which results in any change in the identity of the individuals or entities previously in control of the Borrowers or the grant of a security interest in any ownership interest of any Person, directly or indirectly controlling the Borrowers, which could result in a change in the identity of the individuals or entities previously in control of the Borrowers; provided, however, none of the foregoing shall constitute an Event of Default if: (a) arising out of an event or circumstance beyond the reasonable control of the Borrowers (for example, but not by way of limitation, a transfer of ownership interest due to death or incapacity), and (b) within sixty (60) days after such transfer, the Borrowers provide the Lender with information concerning the identity and qualifications of the individual or individuals who will be in control, to the Lender’s sole satisfaction. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of such Person by contract or voting of securities.

          11.11 Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (i) bonded over to the satisfaction of the Lender and appealed, (ii) vacated or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the Collateral under any security agreement securing any of the Obligations, or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of the Lender acting in good faith, to become unsatisfactory as to value or character, or which causes the Lender to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrowers to do any act deemed reasonably necessary by the Lender to preserve and maintain the value and collectability of the Collateral.

12. REMEDIES.

Upon the occurrence and during the continuance of an Event of Default, the Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Lender may, at its option upon the occurrence and during the continuance of an Event of Default, declare its commitments to the Borrowers to be terminated and all Obligations to be immediately due and payable; provided, however, that upon the occurrence of an Event of Default under either Section 11.6, “Assignment for Creditors”, or Section 11.7, “Bankruptcy”, all commitments of the Lender to the Borrowers shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Lender. The Credit Parties hereby waive any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender’s rights under the Loan Documents, and hereby consent to, and waive notice of release, with or without consideration, of the Credit Parties or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary.

No Event of Default shall be waived by the Lender except in writing. No failure or delay on the part of the Lender, in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Lender to exercise any remedy available to the Lender in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. Each Credit Party agrees that in the event that a Credit Party fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Lender, no remedy of law will provide adequate relief to the Lender, and further agrees that the Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13. CROSS GUARANTY.

          13.1 Cross Guaranty. Each Credit Party hereby agrees that such Credit Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Credit Party. Each Credit Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 13 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 13 shall be absolute and unconditional, irrespective of, and unaffected by:

               (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

               (b) the absence of any action to enforce this Agreement (including this Section 13) or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof;

               (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

               (d) the insolvency of any Credit Party; or

               (e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

          Each Credit Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

          13.2 Waiver By Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Lender to marshall assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower and Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13 and such waivers, Lender would decline to enter into this Agreement.

          13.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 13 are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between Borrower and Lender, the obligations of each Borrower under the Loan Documents.

          13.4 Subordination of Subrogation. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 2.1(e) and Section 13.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Lender and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 13, and that Lender and its respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.

          13.5 Election of Remedies. If Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Lender. Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

          13.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 13 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

               (a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

               (b) the amount that could be claimed by Lenders from such Borrower under this Section 13 without rendering such claim voidable or avoidable under [Section 548 of Chapter 11 of the Bankruptcy Code] or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 13.7.

          13.7 Contribution with Respect to Guaranty Obligations.

               (a) To the extent that any Borrower shall make a payment under this Section 13 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Credit Party, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Credit Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Credit Parties as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Credit Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Credit Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

               (b) As of any date of determination, the “Allocable Amount” of any Credit Party shall be equal to the maximum amount of the claim that could then be recovered from such Credit Party under this Section 13 without rendering such claim voidable or avoidable under [Section 548 of Chapter 11 of the Bankruptcy Code] or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

               (c) This Section 13.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 13.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 13.1. Nothing contained in this Section 13.7 shall limit the liability of any that Borrower to pay the Loans made directly or indirectly to such Borrower and accrued interest, Fees and expenses with respect thereto for which Borrower shall be primarily liable.

               (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrowers to which such contribution and indemnification is owing.

               (e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 13.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

          13.8 Liability Cumulative. The liability of Borrowers under this Section 13 is in addition to and shall be cumulative with all liabilities of each Borrower to Lender under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

14. MISCELLANEOUS.

          14.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrowers to the Lender under this Agreement or the Lender’s rights with respect to the Collateral:

               (a) acceptance or retention by the Lender of other property or any interest in property as security for the Obligations;

               (b) release by the Lender of all or any part of the Collateral or of any party liable with respect to the Obligations (other than Borrowers);

               (c) release, extension, renewal, modification or substitution by the Lender of the Revolving Note, or any note evidencing any of the Obligations; or

               (d) failure of the Lender to resort to any other security or to pursue the Borrowers or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

          14.2 Entire Agreement. This Agreement (i) is valid, binding and enforceable against the Credit Parties and the Lender in accordance with its provisions and no conditions exist as to its legal effectiveness; (ii) constitutes the entire agreement between the parties; and (iii) is the final expression of the intentions of the Credit Parties and the Lender. No promises, either expressed or implied, exist between the Credit Parties and the Lender, unless contained herein or in the Loan Documents. This Agreement supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

          14.3 Amendments; Waivers. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only for the specific purpose for which given.

          14.4 WAIVER OF DEFENSES. THE CREDIT PARTIES WAIVE EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE CREDIT PARTIES MAY HAVE AS THE DATE HEREOF TO ANY ACTION BY THE LENDER IN ENFORCING THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THE CREDIT PARTIES WAIVE ANY IMPLIED COVENANT OF GOOD FAITHAND RATIFIES AND CONFIRMS WHATEVER THE LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AS OF THE DATE OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.

          14.5 WAIVER OF JURY TRIAL. THE LENDER AND THE CREDIT PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE REVOLVING NOTE OR ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE LENDER AND THE BORROWERS ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.

          14.6 LITIGATION. TO INDUCE THE LENDER TO MAKE THE LOANS, THE BORROWERS IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, THE REVOLVING NOTE, ANY OTHER AGREEMENT WITH THE LENDER OR THE COLLATERAL, SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE CITY OF MIAMI, FLORIDA PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWERS HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NON

CONVENIENS. THE BORROWERS HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENT THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWERS AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

          14.7 Assignability. The Lender may at any time assign the Lender’s rights in this Agreement, the Revolving Note, the Obligations, or any part thereof and transfer the Lender’s rights in any or all of the Collateral, and the Lender thereafter shall be relieved from all liability with respect to such Collateral; provided, that prior to the occurrence of an Event of Default any such assignment shall require the consent of Borrowers, which consent shall not be unreasonably withheld. In addition, the Lender may at any time sell one or more participations in the Loans. The Borrowers may not sell or assign this Agreement, or any other agreement with the Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Lender. This Agreement shall be binding upon the Lender and the Borrowers and their respective legal representatives and successors. All references herein to the Borrowers shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrowers” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

          14.8 Confidentiality. The Borrowers and the Lender hereby agree and acknowledge that any and all information relating to the Borrowers which is (i) furnished by the Borrowers to the Lender (or to any Affiliate of the Lender), and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Lender or such Affiliate in accordance with applicable law and Lender’s regular procedures; provided, however, that such information and other credit information relating to the Borrowers may be distributed by the Lender or such Affiliate to the Lender’s or such Affiliate’s directors, officers, employees, attorneys, affiliates, auditors and regulators, and upon the order of a court or other governmental agency having jurisdiction over the Lender or such Affiliate, to any other party. If ordered by a court or other governmental agency to furnish or disclose otherwise confidential information about the Borrowers, the Lender shall, to the extent not prohibited by applicable law or such order, promptly notify the Borrowers so that they may have the opportunity to take such action as they deem warranted to challenge such order. The Borrowers and the Lender further agree that this provision shall survive the termination of this Agreement.

          14.9 Binding Effect. This Agreement shall become effective upon execution by the Borrowers and the Lender.

          14.10 Governing Law. This Agreement, the Loan Documents and the Revolving Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Florida (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

          14.11 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          14.12 Survival of Borrowers’ Representations. All covenants, agreements, representations and warranties made by the Borrowers herein shall, notwithstanding any investigation by the Lender, be deemed material and relied upon by the Lender and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Revolving Note, and shall be deemed to be continuing representations and warranties until such time as the Borrowers have fulfilled all of their Obligations to the Lender, and the Lender has been paid in full. The Lender, in extending financial accommodations to the Borrowers, is expressly acting and relying on the aforesaid representations and warranties.

          14.13 Extensions of Lender’s Commitment and the Revolving Note. This Agreement shall secure and govern the terms of any extensions or renewals of the Lender’s commitment hereunder and the Revolving Note pursuant to the execution of any modification, extension or renewal note executed by the Borrowers and accepted by the Lender in its sole and absolute discretion in substitution for the Revolving Note.

          14.14 Time of Essence. Time is of the essence in making payments of all amounts due the Lender under this Agreement and in the performance and observance by the Borrowers of each covenant, agreement, provision and term of this Agreement.

          14.15 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

          14.16 Facsimile Signatures. The Lender is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Lender by facsimile, telegraphic or other electronic transmission (each, a “Communication”) which the Lender in good faith believes has been signed by the Borrowers and has been delivered to the Lender by a properly authorized representative of the Borrowers, whether or not that is in fact the case. Notwithstanding the foregoing, the Lender shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Lender in lieu of, or in addition to, any such Communication.

          14.17 Notices. Except as otherwise provided herein, the Borrowers waive all notices and demands in connection with the enforcement of the Lender’s rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, by facsimile, telegram or delivered in person, and addressed as follows:

If to the Borrowers:
National Automation Services, Inc.
2053 Pabco Road
Henderson, NV 89011
Attention: Robert Chance
(Fax)

With a copy to:
Richardson & Patel, LLP

10900 Wilshire Blvd., Suite 500
Los Angeles, CA 90024
Attention: Peter Hogan, Esq.
(Fax) 310-208-1154
If to the Lender:	Trafalgar Specialized Investment Fund, FIS

8-10 Rue Mathias Hardt
BP 3023
L-1030 Luxembourg
Attention: Andrew Garai, Chairman of the Board of Trafalgar Capital Sarl, General Partner
Facsimile:	011-44-207-405-0161 and
001-786-323-1651

	With a copy to:	Quarles & Brady LLP
500 West Madison, Suite 3700
Chicago, Illinois 60611
Attention: Amy Gulinson, Esq.
Facsimile No.: (312) 715-5057

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

          14.18 Indemnification.

               (a) The Borrowers agree to defend, protect, indemnify and hold harmless the Lender and all of its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (each, a “Lender Indemnitee” and collectively, the “Lender Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Lender Indemnitee thereto, which shall also include, without limitation, attorneys’ fees and time charges of attorneys who may be employees of the Lender, any parent corporation or affiliated corporation of the Lender), which may be imposed on, incurred by, or asserted against, any Lender Indemnitee (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Lender’s rights and remedies under this Agreement, the Loan Documents, the Revolving Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrowers and the Lender; provided, however, that the Borrowers shall not have any obligations hereunder to any Lender Indemnitee with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Lender

Indemnitee. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Lender Indemnitee on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Lender Indemnitee until paid by the Borrowers, be added to the Obligations of the Borrowers and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement for a period of two (2) years.

               (b) The Lender agrees to defend, protect, indemnify and hold harmless the Credit Parties, and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (each, a “Credit Party Indemnitee” and collectively, the “Credit Party Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Credit Party Indemnitee thereto, which shall also include, without limitation, attorneys’ fees and time charges of attorneys who may be employees of the Credit Parties, any parent corporation or affiliated corporation of the Credit Parties), which may be imposed on, incurred by, or asserted against, any Credit Party Indemnitee (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of each Credit Party’s rights and remedies under this Agreement, the Loan Documents, the Revolving Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrowers and the Lender; provided, however, that the Lender shall not have any obligations hereunder to any Credit Party Indemnitee with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Credit Party Indemnitee. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Lender shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Credit Party Indemnitee on demand. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement for a period of two (2) years.

          14.19 Interpretation. If any provision in this Agreement requires judicial or similar interpretation, the judicial or other such body interpreting or construing such provision shall not apply the assumption that the terms hereof shall be more strictly construed against one party because of the rule that an instrument must be construed more strictly against the party which itself or through its agents prepared the same. The parties hereby agree that all parties and their agents have participated in the preparation hereof equally.

          14.20 Compliance with Federal Law. The Credit Parties shall (a) ensure that no person who owns a controlling interest in or otherwise controls a Credit Party is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any

Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each of such Credit Party’s Subsidiaries to comply, with all applicable Lender Secrecy Act (“BSA”) laws and regulations, as amended. As required by federal law and Lender’s policies and practices, Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts or establishing or continuing to provide services.

[Remainder of page left blank, signature page follows.]

          IN WITNESS WHEREOF, the Borrowers, Guarantors and the Lender have executed this Credit Agreement as of the date first above written.

BORROWERS, CREDIT PARTIES AND GUARANTORS:

NATIONAL AUTOMATION SERVICES, INC.

By:

Name:	Robert W. Chance
Title:	President

INTUITIVE SYSTEM SOLUTIONS, INC.

By:

Name:	Jody R. Hanley
Title:	President

INTECON, INC.

By:

Name:	Brandon Spiker
Title:	President

CREDIT PARTY AND GUARANTOR:

ROBERT W. CHANCE

By:

Name:	Robert W. Chance
Title:	An Individual

LENDER:

TRAFALGAR CAPITAL SPECIALIZED INVESTMENT FUND, FIS

By:	Trafalgar Capital Sarl
Its:	General Partner

By:

Name:	Andrew Garai
Title:	Chairman of the Board

INDEX OF EXHIBITS

Exhibit A	Covenant Compliance Certificate
Exhibit B	Form of Revolving Note
Exhibit C	Form of Security Agreement
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Entity Guaranty
Exhibit F	Form of Personal Guaranty

INDEX OF SCHEDULES

Schedule 1.1	Permitted Liens
Schedule 7.7	Financial Statements
Schedule 7.16	Bank Accounts and Deposit Accounts
Schedule 7.17	Places of Business
Schedule 8.1	Funded Indebtedness
Schedule 8.3	Existing Investments
Schedule 8.10	Transactions with Affiliates
Schedule 9.11	Covenant Compliance

Exhibit A

Covenant Compliance Certificate

Exhibit B

Form of Revolving Note

Exhibit C

Form of Security Agreement

Exhibit D

Form of Pledge Agreement

Exhibit E

Form of Entity Guaranty

Exhibit F

Form of Personal Guaranty

Schedule 1.1

Permitted Liens

Schedule 7.7

Financial Statements

Schedule 7.16

Bank Accounts and Deposit Accounts

Schedule 7.17

Places of Business

Schedule 8.1

Funded Indebtedness

Schedule 8.3

Existing Investments

Schedule 8.10

Transactions with Affiliates

Schedule 9.11

Covenant Compliance